Exhibit 99.2

Viracta Therapeutics Announces Positive Data from the Phase 2 NAVAL-1 Trial, Regulatory Progress, and Updated Nana-val Clinical Development Plan

- New combined Stage 1 and Stage 2 results from the relapsed or refractory EBV-positive peripheral T-cell lymphoma (PTCL) cohort of the Phase 2 NAVAL-1 trial further demonstrate Nana-val’s substantial antitumor activity and generally well-tolerated safety profile -

- Productive FDA meeting held to align on a potential regulatory path forward for Nana-val in patients with relapsed or refractory EBV-positive PTCL -

- Updated Nana-val clinical development plan implemented to optimize its clinical benefit in EBV-positive PTCL patients and expedite a randomized controlled trial to support potential registration -

- Viracta to host conference call and webcast on Wednesday, August 14 at 8:30 a.m. ET, featuring Pierluigi Porcu, M.D., Professor of Medical Oncology, Director of the Division of Hematologic Malignancies and Hematopoietic Stem Cell Transplantation at Thomas Jefferson University -

San Diego, August 14, 2024 – Viracta Therapeutics, Inc. (Nasdaq: VIRX), a clinical-stage precision oncology company focused on the treatment and prevention of virus-associated cancers that impact patients worldwide, today reported positive Phase 2 NAVAL-1 trial results from Stages 1 and 2 of the relapsed or refractory (R/R) Epstein-Barr virus-positive (EBV+) peripheral T-cell lymphoma (PTCL) cohort. Additionally, the Company received productive feedback from its meeting with the U.S. Food and Drug Administration (FDA), providing clarity on the potential regulatory path to initial registration of Nana-val in patients with R/R EBV+ PTCL. Based on FDA’s feedback, Viracta plans to begin a randomized controlled trial (RCT) of Nana-val in the second half of 2025.

“We are pleased to present important additional data from our NAVAL-1 trial, which further supports Nana-val’s potential to address the high unmet medical needs of patients living with relapsed or refractory EBV-positive PTCL,” said Darrel P. Cohen, M.D., Ph.D., Chief Medical Officer of Viracta. “Nana-val demonstrated substantial antitumor activity with a generally well-tolerated safety profile across Stage 1 and Stage 2 of the relapsed or refractory EBV-positive PTCL cohort, with a median duration of response that has not yet been reached. We are also encouraged by the particularly robust clinical responses observed in the second-line EBV-positive PTCL subgroup.”

Mark Rothera, President and Chief Executive Officer of Viracta, added, “Aligning with the FDA on the potential path forward in relapsed or refractory EBV-positive PTCL marks a critical step towards bringing Nana-val to patients. EBV-positive PTCL is an aggressive cancer with survival rates that decline precipitously 12-24 months after diagnosis. Published literature suggests that EBV-positive lymphomas are a distinct oncological disease associated with poorer survival outcomes than EBV-negative lymphomas. We believe it is critical to treat these patients as early as possible with an EBV-targeted therapy to improve patient outcomes. Our updated Nana-val clinical development plan is designed to address this urgent need and expedite a randomized controlled trial, which we plan to initiate in 2025 to support potential registration.”

Key Takeaways from the R/R EBV+ PTCL Cohort of the Phase 2 NAVAL-1 Trial

Overview: A total of 21 patients with primarily Stage III-IV disease (who had received ≥1 [median 2] prior systemic PTCL therapies) received nanatinostat (20 mg orally once daily, 4 days/week) in combination

Exhibit 99.2

with valganciclovir (900 mg orally once daily, 7 days/week) across the first two stages of the study. Data generated from the expansion phase of the R/R EBV+ PTCL cohort may be shared in future updates.

As of the June 28, 2024 data cutoff, combined Stages 1 and 2 data demonstrated:

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In the R/R EBV+ PTCL population:
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The overall response rate (ORR) was 33% and the complete response rate (CRR) was 19% in the intent-to-treat (ITT) population (n=21); the ORR was 41% and the CRR was 24% in the efficacy-evaluable (EE) population (n=17).
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In the second-line EBV+ PTCL subpopulation:
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The ORR was 60% and the CRR was 30% in the ITT population (n=10); the ORR was 67% and the CRR was 33% in the EE population (n=9).
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Median duration of response (DOR) has not yet been reached.
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Two responding patients proceeded to hematopoietic stem-cell transplant without relapse, one of whom remains in response over 16 months.
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Nana-val was generally well-tolerated:
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The most common treatment-related adverse events were fatigue, nausea, decreased appetite, diarrhea, platelet count decreased, and anemia. These adverse events were primarily mild to moderate in severity and generally manageable or reversible.

Nana-val Clinical Development Plan: Next Steps

Based on the Company’s meeting with FDA and the particularly robust response rates observed in the second-line treatment setting, Viracta will focus Nana-val’s clinical development on patients with R/R EBV+ PTCL as follows: First, the Company will focus the primary analysis on the second-line EBV+ PTCL subpopulation in the ongoing NAVAL-1 trial’s expansion phase. Second, the Company plans to begin an RCT of Nana-val in the second-line treatment of EBV+ PTCL patients in 2025. Viracta believes this strategy will best position Nana-val for a potential NDA filing in 2026 for accelerated approval based on an interim analysis of second-line EBV+ PTCL patient data from the NAVAL-1 trial, provided that the ORR and DOR are compelling and the RCT is well underway. In addition, it creates the opportunity for accelerated approval based on final analysis of NAVAL-1 trial data, or for accelerated or full approval based on the outcomes of the RCT at interim or final analysis, respectively.

Corporate Update

Viracta has aligned resources to prioritize its EBV+ lymphoma program and plans to deliver on key potential Nana-val development milestones as follows:

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Pause the EBV+ solid tumor program to focus resources on the more advanced EBV+ lymphoma program.
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The recommended Phase 2 dose in patients with advanced EBV+ solid tumors is expected to be determined in the second half of 2024.
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Report additional data from the ongoing expansion phase of the NAVAL-1 trial in second-line EBV+ PTCL patients in the fourth quarter of 2024.
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Report Stage 1 data from patients with R/R EBV+ diffuse large B-cell lymphoma (DLBCL) in the first half of 2025.
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Meet with the FDA to finalize the proposed RCT design in the second-line treatment of patients with EBV+ PTCL in the first half of 2025.
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Initiate the RCT in the second half of 2025.
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Present interim analysis outcomes from the expansion phase of the NAVAL-1 trial in second-line EBV+ PTCL patients in 2026.

Exhibit 99.2

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File NDA for accelerated approval in 2026 based on interim analysis of the NAVAL-1 trial’s expansion cohort.

Along with this pipeline reprioritization, a reduction in force has been implemented that impacts approximately 23% of the Company’s employees.

Conference Call

Viracta will host an investor call on Wednesday, August 14 at 8:30 a.m. ET to discuss the positive Phase 2 NAVAL-1 trial results from Stages 1 and 2 of the R/R EBV+ PTCL cohort. A live question and answer session will follow the formal presentation. To register, click here.

About the NAVAL-1 Trial

NAVAL-1 (NCT05011058) is a global, multicenter, clinical trial of Nana-val in patients with relapsed or refractory (R/R) Epstein-Barr virus-positive (EBV+) lymphoma. This trial employs a Simon two-stage design where, in Stage 1, participants are enrolled into one of three indication cohorts based on EBV+ lymphoma subtype. If two objective responses are achieved within a lymphoma subtype in Stage 1 (n=10), then additional patients will be enrolled in Stage 2 for a total of 21 patients. EBV+ lymphoma subtypes demonstrating promising antitumor activity in Stage 2 may be further expanded following discussion with regulators to potentially support registration.

About Nana-val (Nanatinostat and Valganciclovir)

Nanatinostat is an orally available histone deacetylase (HDAC) inhibitor being developed by Viracta. Nanatinostat is selective for specific isoforms of Class I HDACs, which are key to inducing viral genes that are epigenetically silenced in Epstein-Barr virus (EBV)-associated malignancies. Nanatinostat is currently being investigated in combination with the antiviral agent valganciclovir as an all-oral combination therapy, Nana-val, in various subtypes of EBV-associated malignancies. Ongoing trials include a potentially registrational, global, multicenter, open-label Phase 2 basket trial in multiple subtypes of relapsed or refractory (R/R) EBV+ lymphoma (NAVAL-1) as well as a multinational Phase 1b/2 clinical trial in patients with recurrent or metastatic (R/M) EBV+ NPC and other advanced EBV+ solid tumors.

About Peripheral T-Cell Lymphoma

T-cell lymphomas comprise a heterogeneous group of rare and aggressive malignancies, including peripheral T-cell lymphoma not otherwise specified (PTCL-NOS) and angioimmunoblastic T-cell lymphoma (AITL). There are approximately 5,600 newly diagnosed T-cell lymphoma patients and approximately 2,600 newly diagnosed PTCL-NOS and AITL patients in the U.S. annually. Approximately 70% of these patients are either refractory to first-line therapy, or eventually experience relapse of their disease. Clinical trials are currently recommended for all lines of PTCL therapy, and most patients with R/R PTCL have poor outcomes, with median progression-free survival and median overall survival times reported to be 3.7 and 6.5 months, respectively. Approximately 40% to 65% of PTCL is associated with EBV, the incidence of EBV+ PTCL varies by geography, and reported outcomes for patients with EBV+ PTCL are inferior to those whose disease is EBV-negative. There is no approved targeted treatment specific for EBV+ PTCL, and therefore this represents a high unmet medical need.

About EBV-Associated Cancers

Approximately 90% of the world's adult population is infected with EBV. Infections are commonly asymptomatic or associated with mononucleosis. Following infection, the virus remains latent in a small subset of cells for the duration of the patient's life. Cells containing latent virus are increasingly susceptible to malignant transformation. Patients who are immunocompromised are at an increased risk of

Exhibit 99.2

developing EBV-positive (EBV+) lymphomas. EBV is estimated to be associated with approximately 2% of the global cancer burden including lymphoma, nasopharyngeal carcinoma (NPC), and gastric cancer.

About Viracta Therapeutics, Inc.

Viracta is a clinical-stage precision oncology company focused on the treatment and prevention of virus-associated cancers that impact patients worldwide. Viracta’s lead product candidate is an all-oral combination therapy of its proprietary investigational drug, nanatinostat, and the antiviral agent valganciclovir (collectively referred to as Nana-val). Nana-val is currently being evaluated in multiple ongoing clinical trials, including a potentially registrational, global, multicenter, open-label Phase 2 basket trial for the treatment of multiple subtypes of relapsed or refractory (R/R) Epstein-Barr virus-positive (EBV+) lymphoma (NAVAL-1), as well as a multinational, open-label Phase 1b/2 clinical trial for the treatment of patients with recurrent or metastatic (R/M) EBV+ nasopharyngeal carcinoma (NPC) and other advanced EBV+ solid tumors. Viracta is also pursuing the application of its “Kick and Kill” approach in other virus-related cancers.

For additional information, please visit www.viracta.com.

Forward-Looking Statements

This communication contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding: the details, timeline and expected progress for Viracta's ongoing and anticipated clinical trials and updates regarding the same, Viracta’s clinical focus and strategy, the Company’s expectations related to the FDA submission process and timelines, expectations regarding the Company’s target patient populations, and expectations regarding the Company’s cash runway. Risks and uncertainties related to Viracta that may cause actual results to differ materially from those expressed or implied in any forward-looking statement include, but are not limited to: Viracta's ability to successfully enroll patients in and complete its ongoing and planned clinical trials; Viracta's plans to develop and commercialize its product candidates, including all oral combinations of nanatinostat and valganciclovir; the timing of initiation of Viracta's planned clinical trials; the timing of the availability of data from Viracta's clinical trials; previous preclinical and clinical results may not be predictive of future clinical results; the timing of any planned investigational new drug application or new drug application; Viracta's plans to research, develop, and commercialize its current and future product candidates and the clinical utility, potential benefits, and market acceptance of Viracta's product candidates; Viracta's ability to manufacture or supply nanatinostat and valganciclovir for clinical testing.

If any of these risks materialize or underlying assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption "Risk Factors" and elsewhere in Viracta's reports and other documents that Viracta has filed, or will file, with the SEC from time to time and available at www.sec.gov.

The forward-looking statements included in this communication are made only as of the date hereof. Viracta assumes no obligation and does not intend to update these forward-looking statements, except as required by law or applicable regulation.

Investor Relations Contact:

Michael Faerm

Exhibit 99.2

Chief Financial Officer

Viracta Therapeutics, Inc.

ir@viracta.com

SOURCE Viracta Therapeutics, Inc.